NEWS RELEASE
FOR IMMEDIATE RELEASE
July 1, 2025

Entergy completes sale of its natural gas distribution business to Delta Utilities
Sale supports the company’s focus on its growing electric utility business
Company thanks its gas customers and dedicated employees

NEW ORLEANS – Entergy today announced the successful completion of the previously disclosed and approved sale of its natural gas distribution business to Delta Utilities, a company backed by Bernhard Capital Partners and based in New Orleans. Effective immediately, Delta Utilities assumes responsibility for the day-to-day service and gas distribution operations formerly managed by Entergy.

“Today marks a major milestone as we complete the transition of our natural gas business to Delta Utilities,” said Drew Marsh, chair and CEO of Entergy. “I want to especially thank our dedicated gas employees who have worked tirelessly to ensure safe, reliable service to our gas customers. We are confident Delta Utilities will continue that commitment.”

The assets include approximately 3,700 miles of natural gas pipelines and 2,200 miles of service lines. Entergy Louisiana’s gas business served approximately 96,000 homes and businesses in the Baton Rouge area and Entergy New Orleans’ gas business served approximately 108,000 homes and businesses in New Orleans.

The transaction received all required federal and state regulatory approvals, including from the Louisiana Public Service Commission, the City of Baton Rouge/East Baton Rouge Parish Metropolitan Council and the New Orleans City Council.

“This strategic transaction allows us to sharpen our focus on Entergy’s growing electric operations and invest in a stronger, more resilient energy future for the communities we serve,” added Marsh.

Both Entergy and Delta Utilities are working together to ensure a smooth and seamless transition for gas customers in Baton Rouge and New Orleans. Learn more by visiting entergy.com/gas-sale.

About Entergy

Entergy Louisiana provides electric service to more than 1.1 million customers in 58 parishes. Entergy New Orleans provides electric service to more than 209,000 customers in Louisiana’s Orleans Parish. Both companies are subsidiaries of Entergy

Corporation (NYSE: ETR), a Fortune 500 company that powers life for 3 million customers through our operating companies in Arkansas, Louisiana, Mississippi and Texas. We’re investing for growth and improved reliability and resilience of our energy system while working to keep energy rates affordable for our customers. We’re also investing in cleaner energy generation like modern natural gas, nuclear and renewable energy. A nationally recognized leader in sustainability and corporate citizenship, we deliver more than $100 million in economic benefits each year to the communities we serve through philanthropy, volunteerism and advocacy. Entergy is a Fortune 500 company headquartered in New Orleans, Louisiana, and has approximately 12,000 employees.

Investor inquiries:
Liz Hunter
504-576-3294
ehunte1@entergy.com

Media inquiries:
Neal Kirby
504-576-4238
nkirby@entergy.com